Contact:     Frank S. DePaolo
             President and Chief Executive Officer
             SE Financial Corp.
             (215) 468-1700


              ST. EDMOND'S FEDERAL SAVINGS BANK RECEIVES REGULATORY
           APPROVAL OF ITS PLAN TO CONVERT; STOCK OF HOLDING COMPANY,
                      SE FINANCIAL CORP., TO BEGIN TRADING

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         Philadelphia,  Pennsylvania, May 5, 2004 - St. Edmond's Federal Savings
Bank announced today it had received member approval of its plan to convert to stock ownership and issue stock through a recently formed holding company, SE Financial Corp. The Bank also announced it had received final approval of the appraised value of the SE Financial Corp. stock that had been offered in the Bank's Subscription Offering. As a result, 2,578,875 shares of SE Financial Corp. common stock are being issued to the Bank's depositors and an Employee Stock Ownership Plan at a price of $10 per share.

           Trading in SE Financial Corp. common stock is expected to commence on Thursday, May 6, 2004, in the over-the-counter market with quotations available on the OTC Bulletin Board under the symbol "SEFL". The offering was oversubscribed in the Priority 1 category. Accordingly, only those depositors having deposits on the Eligibility Record Date (December 31, 2002) and the Bank's Employee Stock Ownership Plan will receive stock. Accordingly, subscribers having a lower priority will not receive any stock and will have their funds returned to them promptly. Allocations of stock to Priority 1 subscribers were made in accordance with the Plan of Conversion. Subscribers may obtain information about their specific stock allocations by contacting the St. Edmond's Savings Bank Conversion Center at (888) 234-6705. The Conversion Center is open weekdays from 10:00 a.m. to 4:00 p.m.